Exhibit 99.1
FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact
Jon Puckett	Lesley Pool
Vice President/	Senior Vice President/
Investor Relations	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8281	214-841-8028
jon.puckett@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Preliminary First Quarter Fiscal Year 2007 Results
DALLAS, TEXAS: November 1, 2006 — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced certain summary preliminary first quarter fiscal year 2007 financial information.
Explanatory Note:
The Company is providing only certain summary preliminary quarterly financial information at this time because of the previously announced ongoing internal investigation it has been conducting into stock option matters, the outcome of which could impact these and prior period results and could involve a restatement of prior periods. As previously announced, the investigation, which is being conducted by an ad hoc committee of the Company's Board of Directors consisting of all the independent directors, who are proceeding with the assistance of specially-engaged independent outside legal counsel, is expected to be completed later this quarter. For the same reason, the Company will not be in a position to file its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, on November 9, 2006 when it would ordinarily be due for filing. As previously announced, the Company has also delayed the filing of its Annual Report on Form 10-K for its fiscal year ended June 30, 2006 in view of the ongoing internal investigation. The Company expects to file the Form 10-K and Form 10-Q as soon as practical following completion of the internal investigation.
The summary preliminary quarterly financial information has been prepared by the Company’s management and does not take into account the financial effects of the completion of the Company's internal investigation into stock option matters and has not been approved by the Company’s Audit Committee. In view of the Company’s decision to provide more limited information than is customary, there will not be a conference call to more fully discuss the results.
Summary Preliminary First Quarter Fiscal Year 2007 Financial Information
Subject to the foregoing, to enable shareholders and others to better understand the Company’s ongoing performance, the Company is providing the following summary preliminary financial information for the first quarter ended September 30, 2006 of its fiscal year ended June 30, 2007:
•	Preliminarily reported total revenues was $1.39 billion, an increase of 6% compared with the first quarter of the prior year.

•	Preliminarily reported total revenue growth was 10% after adjusting for the divestiture of the welfare to workforce services (“WWS”) business, substantially all of which was sold in the second quarter of fiscal year 2006 (“WWS Divestiture”). Consolidated internal revenue growth for the first quarter was 4%. The Commercial segment grew 10%, of which 6% was internal revenue growth, and accounted for 61% of revenues this quarter. The Government segment had 1% internal revenue growth and 10% total revenue growth, excluding the WWS Divestiture, and accounted for 39% of consolidated revenues this quarter.

•	Preliminarily reported diluted earnings per share was $0.60 for the first quarter of fiscal year 2007 (which also has not been modified to take into account the financial effects of the completion of the ongoing internal investigation into stock option matters). The preliminary results include $0.05 per diluted share of legal expenses related to the ongoing stock option investigation and shareholder derivative lawsuits, $0.04 per diluted share related to restructuring activities, $0.01 per diluted share related to a waiver fee on the Company’s credit facility and $0.01 per diluted share related to asset impairments and other charges.

•	Reported diluted earnings per share for the first quarter of fiscal year 2006 was $0.74 (which also has not been modified to take into account the financial effects of the completion of the ongoing internal investigation into stock option matters). Reported results included $0.04 per diluted share of compensation expense related to the departure of the Company’s former chief executive officer and the Company’s assessment of risk related to the bankruptcies of certain airline clients.

•	During the first quarter of fiscal year 2007, the Company executed certain restructuring activities to further support its competitive position. These activities, which were largely completed in late September, will serve to reduce annual costs by approximately $75 million. The Company believes the bulk of its restructuring activities have been completed, but will continue to review its operations. Accordingly, the Company may execute other restructuring activities in the future if it believes these activities will benefit its business both operationally and competitively over the long-term.

•	Cash flow from operations was the Company’s highest ever for a first quarter, preliminarily reported at approximately $173 million, or 12% of revenues. Capital expenditures and additions to intangible assets were preliminarily reported at approximately $110 million, or 8% of revenues. Free cash flow, as defined below, during the first quarter was preliminarily reported at $63 million.

•	During the first quarter of fiscal year 2007, the Company acquired Primax Recoveries, Inc. for $40 million, plus contingent payments of up to $10 million based on future performance. Primax, with trailing twelve month revenues of approximately $39 million, is one of the oldest and largest health care recovery firms providing subrogation and overpayment recovery services to help its clients improve their profitability.

•	Subsequent to September 30, 2006, the Company acquired Systech Integrators, Inc. for $65 million, plus contingent payments of up to $40 million based upon future performance. Systech, with trailing twelve month revenue of approximately $61 million, is a premier partner of SAP Americas and will expand ACS’ existing SAP service offering with consulting and systems integration services.

•	The Company signed $132 million of annual recurring revenue during the first quarter of fiscal year 2007. In addition to the first quarter signings, the Company has also been awarded approximately $170 million of annual recurring revenue. These awards will be reflected as closed new business once the related contracts are finalized and executed.

•	During the quarter, the Company repurchased approximately 14.4 million shares for an aggregate purchase price of $730.4 million, before transaction costs, or an average purchase price per share of $50.62 pursuant to the June 2006 $1 billion share repurchase program (the "Prior Program"). As of September 30, 2006 the Company has completed the Prior Program and has $1 billion of availability under the August 2006 $1 billion share repurchase program. As a result of the Company's share repurchase activity, weighted average shares used to calculate diluted earnings per common share at September 30, 2006 were 104.6 million. Actual shares outstanding at September 30, 2006 were 98.9 million, consisting of 92.3 million Class A shares and 6.6 million Class B shares.
ACS, a FORTUNE 500 company with more than 55,000 people supporting client operations in nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Company’s prior filings with the Securities and Exchange Commission, including those set forth under the caption “Risks Factors” in the most recent quarterly report on Form 10-Q filed on May 15, 2006, as such quarterly report on Form 10-Q is updated with respect to Note 3 to the consolidated financial statements included therein by the Company’s Current Report on Form 8-K filed on August 7, 2006. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.
All preliminary financial information reported for historical periods and all statements made regarding such information are subject to the Explanatory Note at the beginning of this news release.

Frequently Used Terms
New business signings — while there are no third party standards or requirements governing the calculation of new business signings, new business signings are defined as recurring revenue from new contracts, including the incremental portion of renewals, signed during the period and represent the estimated first twelve months of revenue to be recorded under that contract after full implementation. The Company uses new business signings as a measure of estimated recurring revenues represented by contractual commitments, both to forecast prospective revenues and to estimate capital commitments. Revenues are measured under GAAP.
Supplemental Information
The Company has provided the impact on diluted earnings per share of certain transactions and events included in the reported results of operations, which management believes enhances the understanding of the financial results and the impact of those events and transactions on results. Management believes this information provides additional information related to factors impacting the Company’s financial performance which may be useful to investors. The amount of the transaction or event is presented on a basis determined in accordance with generally accepted accounting principles as will be reflected in the Company’s reported consolidated results of operations. All per share measures are calculated on the same diluted per share basis as the Company’s reported diluted earnings per share. The per share impacts are not intended to reflect a per share amount that accrues directly to an investor’s benefit as a result of the particular transaction or event.
Use of Non-GAAP Financial Information
The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow and internal revenue growth, to provide both management and investors a more complete understanding of the Company’s underlying operational results.
These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior results, and as a basis for planning and forecasting for future periods.

Internal Revenue Growth
Internal revenue growth is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. At the date of acquisition, we identify the trailing twelve months of revenue of the acquired company as the "pre-acquisition revenue of acquired companies." Pre-acquisition revenue of the acquired companies is considered "acquired revenues" in our calculation, and revenues from the acquired company, either above or below that amount are components of "internal growth" in our calculation. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth. Revenues from divested operations are excluded from the internal revenue growth calculation in the periods following the effective date of the divestiture. Our measure of internal revenue growth may not be comparable to similarly titled measures of other companies. (unaudited, $ in millions)

	Three months ended September 30,
	2006	2005	Growth %(a)
Consolidated
Total Revenues	$1,385	$1,311	6%
Less: Divested	—	(54)

Adjusted Base	$1,385	$1,257	10%

Acquired Revenues*	$77	$—	6%
Internal Revenues	1,308	1,257	4%

Total	$1,385	$1,311	10%

Commercial
Total Revenues	$842	$766	10%
Less: Divested	—	—

Adjusted Base	$842	$766	10%

Acquired Revenues*	$31	$—	4%
Internal Revenues	811	766	6%

Total	$842	$766	10%

Government
Total Revenues	$543	$545	0%
Less: Divested	—	(54)

Adjusted Base	$543	$491	10%

Acquired Revenues*	$46	$—	9%
Internal Revenues	497	491	1%

Total	$543	$491	10%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a)	Based on actual amounts, not rounded.
Free cash flow — is measured as operating cash flow (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in the Company’s consolidated statements of cash flows) less additions to other intangible assets (as reported in the Company’s consolidated statements of cash flows). The Company believes this free cash flow metric provides an additional measure of available cash flow after the Company has satisfied the capital expenditure requirements of its operations, and should not be taken in isolation to be a measure of cash flow available for the Company to satisfy all its obligations and execute its business strategies. The Company also relies on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for the Company to execute its business strategies. The Company’s measure of free cash flow may not be comparable to similarly titled measures of other companies. (unaudited, $ in millions)

	Three months ended
	September 30,
	2006	2005
Free Cash Flow:
Net cash provided by operating activities	$173	$108
Less:
Purchases of property, equipment and software, net of sales	(101)	(95)
Additions to other intangible assets	(9)	(7)

Free Cash Flow	$63	$6

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